Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert S. Schneider
USI Holdings Corporation 914-749-8502 rschneider@usi.biz

USI Holdings Corporation Considers Proposal and Announces Preliminary Third Quarter Results

Briarcliff Manor, NY, October 24, 2006 - USI Holdings Corporation (“USI” or the “Company”), (NASDAQ:USIH):

A printer friendly version of this release is available on our website at http://www.usi.biz.

USI Holdings Corporation today announced that in response to an indication of interest received from a private equity firm in acquiring all of the outstanding common stock of the Company, the Board of Directors of the Company has formed a Special Committee consisting of outside directors to review the proposal and consider all of the Company's options. Lazard Frères & Co. LLC and Dewey Ballantine LLP have been engaged by the Special Committee to assist in its review. No assurance can be given that any transaction will be entered into or consummated.

The Company today also announced preliminary unaudited financial results for its third quarter ended September 30, 2006. Please note that the following information is preliminary and, as a result, during the course of the completion of the Company's closing procedures and the preparation of its final consolidated financial statements and the related notes, the Company may identify items which would require it to make adjustments to the preliminary operating results presented below.

For the third quarter of 2006, the Company expects to report Total Revenues of approximately $130.5 million to $131.5 million compared to Total Revenues of $127.3 million in the third quarter of 2005, and income from continuing operations, before taxes, of approximately $8.0 million to $9.0 million compared to $9.8 million in the third quarter of 2005. Amortization and interest expense are expected to be approximately $9.1 million and $5.2 million’ respectively’ and the effective tax rate and average shares outstanding are expected to remain consistent with the second quarter 2006 at approximately 42.8% and 57.7 million, respectively. Operating income for the third quarter of 2006 is impacted by, among other things, approximately $1.5 million of expenses incurred in connection with the process described in the first paragraph above.

This press release contains certain statements relating to future results which are forward-looking statements within the meaning of that term as found in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. USI can make no assurances regarding the likelihood of the acquisition transaction described above, and it is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. Some factors include: USI’s ability to grow revenues organically and expand its margins; successful consummation and integration of acquisitions; the insurance brokerage business is subject to a great deal of uncertainty due to the investigations into its business practices by various governmental authorities and related private litigation; resolution of regulatory matters and other claims, lawsuits and related proceedings; the passage of new legislation and/or disclosure arrangements with insurance companies affecting our business; determinations of effectiveness of internal controls over financial reporting and disclosure controls and procedures; USI’s ability to attract and retain key sales and management professionals; USI’s level of indebtedness and debt service requirements; downward commercial property and casualty premium pressures; the competitive environment; future expenses for integration and margin improvement efforts; and general economic conditions around the country. USI’s ability to grow has been largely attributable to acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to USI. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About USI Holdings Corporation
Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 69 offices in 19 states. Additional information about USI, including instructions for the quarterly conference call, may be found at www.usi.biz.